Exhibit 99.1

CONTACT:	Mobile Satellite Ventures	CONTACT :	Will Rodger
Tom Surface	David Farmer	Law Media Group
T : +1 703 390 1579	T : +1 703 290 2719	T : +1 202 785 2100
M : +1 703 462 3837	M : +1 571 271 2395	C: +1 202 486 6774
tsurface@msvlp.com	dfarmer@msvlp.com	will.rodger@lawmedia.net

FINAL – NOT YET RELEASED

Harbinger to Provide SkyTerra and MSV with $500 Million in Financing

SkyTerra Communications and the Harbinger Capital Partners Funds Announce Agreement with Respect to a Proposed Offer for Inmarsat

Reston, Va., July 25, 2008 – SkyTerra Communications, Inc. (SkyTerra) and Mobile Satellite Ventures LP (MSV) announced today that the Harbinger Capital Partners Funds (Harbinger) has agreed to provide $500 million of debt financing to fund SkyTerra's business plan through the third quarter of 2010.  In addition, SkyTerra and MSV have entered into a Master Contribution and Support Agreement (the "Master Agreement") with affiliates of Harbinger with respect to the possible combination of SkyTerra and Inmarsat plc, a UK public listed company and a leading provider of global mobile satellite communications services.  Inmarsat is not a party to the Master Agreement.

“Obtaining this financing is a significant milestone for SkyTerra and MSV,” said Alexander H. Good, SkyTerra’s Chairman, CEO and President.  “We have obtained committed financing for our period of greatest financial need—through the launch of our MSV-1 satellite to the time we expect to launch MSV-2.  We now look forward to bringing to market the advanced services we believe will set a high-water mark for the MSS/ATC industry, and extend the marketplace for satellite services far beyond their historical bounds.  This revolutionary satellite system is expected to provide service for at least 15 years and will ring in the era of integrated satellite-terrestrial networks.

“We appreciate the strong financial support from Harbinger, a major investor that understands the capital we need and our approach to advancing both the MSS and terrestrial wireless industries.

“Additionally, the combination of SkyTerra and Inmarsat, assuming financial terms can be reached, makes a great deal of strategic and operational sense.  It would greatly enhance spectrum efficiency and North American L-Band spectrum while providing a foundation for innovation in the global mobile satellite industry.  Such innovation would include exciting new applications while preserving essential national defense, public safety, safety at sea, and aeronautical safety services.  The combination would also provide opportunities for greater efficiencies and scale benefits and coordination in the pursuit of next generation integrated satellite-terrestrial networks, products and applications,”  Good concluded.

SkyTerra, MSV, and MSV Finance Co. entered into a Securities Purchase Agreement (the "Securities Purchase Agreement") with affiliates of Harbinger, pursuant to which MSV and MSV Finance Co. will issue to Harbinger up to $500,000,000 aggregate principal amount of 16.0% Senior Unsecured Notes due July 1, 2013 (the “Notes”) in four tranches, with the first tranche available on January 6, 2009.  In conjunction with the issuance of Notes pursuant to the Securities Purchase Agreement, SkyTerra will issue to Harbinger warrants to purchase up to an aggregate of 25,000,000 shares of non-voting common stock of SkyTerra at an exercise price of $0.01 per share of non-voting common stock.  The financing is not conditioned upon the commencement or consummation of a business combination with Inmarsat.

The Master Agreement provides for the possible combination of SkyTerra and Inmarsat, subject to the receipt of required regulatory and antitrust clearances.  SkyTerra and Harbinger expect the regulatory approval process, which includes approval from the U.S. Federal Communications Commission, other telecommunications approvals, and antitrust clearances to take approximately 12 to 18 months.  Assuming receipt of satisfactory regulatory and antitrust approvals, the proposed business combination with Inmarsat would be structured as an offer by SkyTerra to acquire all of the issued and to be issued shares of Inmarsat not owned by Harbinger (the "Offer"), on terms to be determined by Harbinger and in accordance with the Master Agreement.  As a result of the timing of the regulatory approvals, it is not the intention of SkyTerra and Harbinger to announce the formal terms or structure of a possible Offer at this stage.

If Harbinger decides to proceed with the Offer following the receipt of required regulatory approvals, Harbinger will arrange for committed equity and debt financing to fund the Offer.  SkyTerra would undertake to use its best efforts to assist Harbinger in obtaining debt financing.  To provide equity financing for the Offer, Harbinger may purchase newly issued shares of SkyTerra voting common stock for $2.4 billion in cash or such other amount as Harbinger may determine.  The per share purchase price for the newly issued shares will be $10.00 per share subject to an adjustment ratchet relating to the successful Offer price paid for each Inmarsat share.  If the Offer price for each Inmarsat share is greater or lower than 535p then the purchase price for the newly issued SkyTerra shares will increase or decrease proportionately (adjustment ratchet).  The 535p per share and $10.00 per share prices are reference prices for the purposes of the Master Agreement and the arrangements between Harbinger and SkyTerra.  The 535p per share does not constitute a term or reference price for the Offer.  No Offer pricing discussion has taken place with the board of Inmarsat and no determination has been made by SkyTerra or Harbinger as to any appropriate Offer price.  SkyTerra shareholders other than Harbinger may participate in the equity financing for the Offer through a rights offering of voting common stock up to $100 million.

If the Offer is completed Harbinger would contribute to SkyTerra 132 million ordinary shares in Inmarsat and $37.6 million in aggregate principal value of 1.75% convertible bonds issued by Inmarsat and due in 2017, in each case currently owned by Harbinger and its affiliates.  Harbinger would also contribute to SkyTerra equity interests that Harbinger has relating to an option to acquire in TVCC Holding Company, LLC, which has a lease that provides it the exclusive right to use 5 MHz of nationwide spectrum from 1670-1675 MHz.  In exchange for such contributions, SkyTerra would issue to Harbinger new shares of voting common stock at $10.00 per share subject to the adjustment ratchet.  Authorization of new shares of SkyTerra common stock to be issued in the transaction will be subject to SkyTerra shareholder approval.

Harbinger currently owns approximately 28.80% of the issued and outstanding ordinary shares of Inmarsat, and approximately 48.43% of the issued and outstanding shares of voting stock of SkyTerra.  Upon completion of the proposed business combination of SkyTerra and Inmarsat, it is expected that Harbinger will own in excess of 85.0% of the outstanding voting stock of the combined entity.

Morgan Stanley acted as financial advisor and, Skadden, Arps, Slate, Meagher & Flom LLP acted as legal advisor to the Special Committee of the SkyTerra Board of Directors.  Harbinger has retained the services of Merrill Lynch International, Weil Gotshal & Manges LLP, and Linklaters LLP for advice and counsel on these matters.

SkyTerra and MSV will conduct an investor conference call at 11:00 a.m. EST on Friday, July 25, 2008.  The toll-free dial-in for the teleconference is (866) 831-6247.  International callers should dial +1 (617) 213-8856.  The access code is 32919475.  Please allow at least 10 minutes prior to the scheduled start time to connect to the teleconference.  A replay of the teleconference will be available beginning at 1:00 p.m. EST July 25, 2008, until 11:59 p.m. EST on August 8, 2008.  To access the replay, please call (888) 286-8010.  International callers should dial +1 (617) 801-6888.  The access code is 46467707.

MSV and its Canadian joint venture partner, Mobile Satellite Ventures (Canada), Inc. deliver mobile wireless services in the U.S. and Canada.  Mobile Satellite Ventures LP is owned and controlled by SkyTerra Communications, Inc. (OTCBB: SKYT).

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About Mobile Satellite Ventures (www.msvlp.com)
SkyTerra is the parent company of Mobile Satellite Ventures LP ("MSV"), which along with MSV’s Canadian joint venture partner, Mobile Satellite Ventures (Canada) Inc. (“MSV Canada”) delivers mobile wireless voice and data services primarily for public safety, security, fleet management and asset tracking in the United States and Canada. MSV and MSV Canada are developing an integrated satellite-terrestrial communications network, which they expect will provide seamless, transparent and ubiquitous wireless coverage of the United States and Canada to consumer handsets. MSV holds the first FCC licence to provide integrated satellite-terrestrial services. MSV and MSV Canada plan to launch two satellites for coverage of the United States and Canada, which are expected to be among the largest and most powerful commercial satellites ever built. When completed, the network is expected to support communications in a variety of areas including public safety, homeland security, aviation, transportation and entertainment, by providing a platform for interoperable, user-friendly and feature-rich voice and high-speed data services.

About the Harbinger Capital Partners Funds
Founded in 2001 by Philip A. Falcone and Harbert Management Corporation, the Harbinger Capital Partners Funds, managed out of offices in New York, have grown to be one of the 15 largest hedge funds, by assets, in the United States.  The Harbinger Capital Partners Funds’ mission is to achieve superior returns through investments in various asset classes, special situations and private loans and notes.  The Harbinger Capital Partners Funds may also make strategic investments, controlling or otherwise, when they see development opportunities and value creation. The firm consists of a team of investment professionals who seek to develop investment opportunities through analytical rigour coupled with a contrarian viewpoint. As of 1 July 2008, the Harbinger Capital Partners Funds had over $26.0 billion in assets under management and committed capital.

Statement under the Private Securities Litigation Reform Act
This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to plans described in this news release.  Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words.  Such forward-looking statements are subject to uncertainties relating to the ability of SkyTerra and MSV to raise additional capital or consummate a strategic transaction or deploy the next generation system, as well as the ability of SkyTerra and MSV to execute their business plan.  We assume no obligation to update or supplement such forward-looking statements.